UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2018

The Crypto Company

(Exact name of registrant as specified in its charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

23805 Stuart Ranch Road, Suite 235 Malibu, CA	90265
(Address of principal executive offices)	(Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Items 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

Effective as of April 17, 2018 (the “Effective Date”), Jeffrey Berman and Holly Ruxin were appointed directors of The Crypto Company, a Nevada corporation (the “Company”).

The following is biographical information about Mr. Berman and Ms. Ruxin.

Jeffrey Berman. Mr. Jeffrey Berman, 56, Managing Director at Katalyst Securities LLC, a New York based brokerage firm specializing in raising funds for private equity investments into emerging growth companies. Mr. Berman started his career at Merrill Lynch and, over the past 25 years, he has headed the Investment Banking departments at several boutique investment banks. Mr. Berman has worked with corporate management teams during his career, helping them meet their capital requirements and business development needs. Working with a broad range of businesses, from pre-revenue to successful multimillion dollar operating entities, Mr. Berman has raised over one billion dollars for companies across the globe. Mr. Berman received his Master of Business Administration from New York University, Leonard N. Stern School of Business and a Bachelor of Science degree from The American University. We determined that Mr. Berman should serve as a director because of his extensive experience with management and capital raising.

Holly Ruxin. Ms. Holly Ruxin, 48, is the Chief Executive Officer of Montcalm TCR, a San Francisco-based wealth management and capital markets trading firm. She began her investment career at Goldman Sachs in the fixed income derivatives arena, and she has managed client assets and led private client teams at Morgan Stanley, Montgomery Securities and Bank of America for over twenty years. Ms. Ruxin is also the founder of Trevor TCR, a non-profit organization designed to invest in what matters and achieve transformation through giving. She received a Master of Business Administration in Finance from Columbia University and a Bachelor of Arts in Economics from the University of Michigan. We determined that Ms. Ruxin should serve as a director because of her extensive asset management and capital markets experience.

There are no family relationships between any of our executive officers and directors.

Director Services Agreements

The Company entered into a Director Services Agreement with each of Mr. Berman and Ms. Ruxin, effective April 17, 2018. Pursuant to the Director Service Agreements, each of Mr. Berman and Ms. Ruxin will be entitled to receive (i) a fee of $80,000 per annum, payable quarterly, and (ii) a ten-year option to purchase 100,000 shares of common stock of the Company at an exercise price of $10.00 per share, which option shall be fully vested on the six-month anniversary of the date of grant, pursuant to the terms set forth in their respective Non-Qualified Stock Option Agreements, discussed below. Additionally, subject to certain exceptions, each of Mr. Berman and Ms. Ruxin will be entitled to receive reimbursement for reasonable expenses incurred for the benefit of the Company.

Each of Mr. Berman and Ms. Ruxin shall serve on the Company’s board of directors for a term of six months from the Effective Date or until their earlier death, resignation or removal. Finally, the agreements contain customary indemnification and confidentiality provisions

Non-Qualified Stock Option Agreements

Effective as of April 17, 2018, the Company entered into a Non-Qualified Stock Option Agreement with each of Mr. Berman and Mr. Ruxin, pursuant to a form of Non-Qualified Stock Option Agreement attached hereto as an exhibit. The stock options are subject to the terms set forth in the Company’s 2017 Equity Incentive Plan.

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Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Non-Qualified Stock Option Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY
Date: April 17, 2018
	By:	/s/ Michael Poutre
	Name:	Michael Poutre
	Title:	Chief Executive Officer

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